Exhibit 99.1

Net 1 UEPS Technologies, Inc.
Registered in the state of Florida, USA
(IRS Employer Identification No. 98-0171860)
Nasdaq share code: UEPS
JSE share code: NT1
ISIN: US64107N2062
(“Net1” or “the Company”)

CHANGE OF SPONSOR TO NET1

Johannesburg, December 9, 2016 – Net1 (NasdaqGS: UEPS; JSE: NT1) today announced that in compliance with paragraph 2.6 of the JSE Limited Listings Requirements, shareholders of Net1 are advised that its sponsor services engagement with Deutsche Securities (SA) Proprietary Limited (“Deutsche”) has been terminated by mutual consent with effect from January 3, 2017.

On completion of the requisite regulatory formalities, Rand Merchant Bank, a division of FirstRand Bank Limited (“Rand Merchant Bank”) will be appointed as the Company’s sponsor with effect from January 3, 2017.

The board of directors and management of Net1 wish to thank Deutsche for its contribution to Net1 and welcome Rand Merchant Bank as its new sponsor.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard and ChinaUnionPay in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com

Johannesburg
December 9, 2016

Sponsor:
Deutsche Securities (SA) Proprietary Limited